P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
July 11, 2023		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ANNOUNCES PLANNED RETIREMENT OF CHUCK SULERZYSKI AND ELECTION OF TYLER WILCOX AS NEXT CEO
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced that Chuck Sulerzyski, 66, has notified Peoples of his intention to retire as President and Chief Executive Officer (“CEO”) of each of Peoples and Peoples’ banking subsidiary, Peoples Bank, effective March 31, 2024. He also intends to retire from the Boards of Directors of Peoples and Peoples Bank on that same date. Peoples also announced today that Tyler Wilcox, 44, will become the next President and CEO of each of Peoples and Peoples Bank, and will be elected as a director of each of Peoples and Peoples Bank, effective April 1, 2024, filling the vacancy created on each Board of Directors by Sulerzyski’s retirement.
Sulerzyski joined Peoples as President and CEO in April 2011. Under his leadership, Peoples has grown from $1.8 billion in total assets as of March 31, 2011, to approximately $8.8 billion in total assets following Peoples’ merger with Limestone Bancorp Inc. as of the close of business on April 30, 2023. Sulerzyski has developed a strong culture at Peoples, where the motto is “Working Together. Building Success.” Under his leadership, Peoples has established itself as a high performing community bank and an employer of choice in its markets.
Wilcox, who has been an employee of Peoples since 2008, will serve in the position of Senior Executive Vice President, Chief Operating Officer, of each of Peoples and Peoples Bank in a transitional role and succeed Mr. Sulerzyski upon his retirement. Wilcox has served in a variety of executive positions with Peoples and its subsidiaries over his 15 years with the organization. Since October 2020, he has served as Executive Vice President, Community Banking, of both Peoples and Peoples Bank, where he has been responsible for Peoples Bank’s business lines, including commercial banking, equipment leasing, insurance premium finance, consumer lending, retail and small business banking, trust and investment services, and insurance. A search is currently underway for Wilcox’s successor as Executive Vice President, Community Banking.
“It has been my great privilege to serve as the leader of Peoples the past 12 years,” said Sulerzyski. “I am proud of the organization we are today and the impact that we have had on our clients and our communities. And I am thrilled that the board has named Tyler as my successor. I have worked closely with Tyler in all aspects of the business during my tenure and am confident that Peoples will thrive under his leadership.”
“I am honored to have been given the opportunity to lead Peoples,” said Wilcox. “And I appreciate the confidence Chuck and the Board have shown in me. I look forward to building upon the strong foundation and culture at Peoples as we continue to implement our strategic plans and pursue our vision of becoming the Best Community Bank in America.”
Susan Rector, Chairman of the Board of Directors of Peoples, said that the Board has planned for this transition for several years and that Wilcox’s demonstrated leadership and breadth of experience at Peoples made him the ideal successor to Sulerzyski. “Tyler has excelled in a variety of leadership positions with Peoples and is highly respected within the organization,” said Rector. “We are proud of what Peoples has accomplished over the past 12 years under Chuck’s extraordinary leadership and are optimistic that the future will be even better.”

Prior to serving as Executive Vice President, Community Banking, for Peoples and Peoples Bank, Wilcox served as Executive Vice President, Regional President, of Peoples Bank’s South Region; President of Peoples Insurance Agency, LLC; Peoples Bank’s Senior Vice President, Director of Human Resources; Peoples Bank’s Vice President, Director of Compensation and Benefits; and Peoples Bank’s Associate Counsel.
Wilcox holds a Bachelor of Arts from Brigham Young University, a Master of Business Administration (finance concentration) from Ohio University, and a Juris Doctor from The Ohio State University. He is licensed to practice law in Ohio. Prior to joining Peoples Bank in 2008, Wilcox practiced law as an Assistant City Attorney for Columbus, Ohio.
Peoples is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. As of March 31, 2023, Peoples had $7.3 billion in total assets, and 130 locations, including 113 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples’ vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Limestone Bank, Peoples Investment Services, Peoples Premium Finance and North Star Leasing) and Peoples Insurance Agency, LLC.

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